Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

FOUR TIMES SQUARE NEW YORK 10036-6522 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com November 4, 2016

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Liberty Interactive Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

Ladies and Gentlemen:

We have acted as special tax counsel to you, Liberty Interactive Corporation (“Liberty”), in connection with specified aspects of (i) the internal restructuring of certain assets owned by Liberty and its subsidiaries (the “Contributed Assets”), (ii) the contribution of the Contributed Assets by Liberty to Liberty Expedia Holdings, Inc. (“SplitCo”), a newly formed subsidiary of Liberty (the “Contribution”), (iii) the recapitalization of SplitCo’s outstanding stock into Series A common stock and Series B common stock (collectively, “SplitCo Common Stock”), and (iv) the distribution by Liberty of all of the outstanding shares of SplitCo Common Stock to holders of Liberty’s Liberty Ventures common stock (“Liberty Ventures Common Stock”) in exchange for a pro rata portion of such stock (the “Split-off”).  You have requested our opinion regarding certain U.S. federal income tax consequences of the Contribution and the Split-off (the “Opinion”).(1)

In rendering this Opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the letter furnished to Liberty by its financial advisor with respect to the Split-off, dated as of November 1, 2016; (ii) the registration statement on Form S-1 filed by SplitCo with the Securities and Exchange Commission (the “SEC”) on March 24, 2016, together with the exhibits attached thereto, and Amendment No. 1 to Form S-1 on Form S-4 filed by

(1)              All “section” references in this Opinion are to the Internal Revenue Code of 1986, as amended (the “Code”), or to the Treasury Department regulations promulgated thereunder (the “Treasury Regulations”).

SplitCo with the SEC on June 10, 2016, together with the exhibits attached thereto, as further amended through the date hereof (collectively, the “Registration Statement”); (iii) the definitive proxy statement on Schedule 14A filed by Liberty with the SEC on June 10, 2016, together with the exhibits attached thereto, as amended through the date hereof (together with the Registration Statement, the “Split-off SEC Filings”); (iv) all other submissions to the SEC related to the Split-off SEC Filings; (v) the agreements listed on Schedule A attached hereto (collectively, the “Agreements”); (vi) the officer’s certificate furnished to us by Liberty, dated as of the date hereof, together with the exhibits attached thereto (the “Liberty Officer’s Certificate”); (vii) the officer’s certificate furnished to us by SplitCo, dated as of the date hereof, together with the exhibits attached thereto (the “SplitCo Officer’s Certificate,” and together with the Liberty Officer’s Certificate, the “Officer’s Certificates”); (viii) the representation letter furnished to us by Mr. John C. Malone, dated as of the date hereof (the “Malone Representation Letter”); and (ix) such other documents as we have considered necessary or appropriate as a basis for this Opinion.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic, electronic, or facsimile copies, and the authenticity of the originals of such documents.

As to certain facts material to this Opinion, we have relied upon the statements and representations set forth in the Officer’s Certificates and the Malone Representation Letter.  We have assumed that such statements and representations are true, correct, and complete as of the date hereof and will continue to be true, correct, and complete without regard to any qualification as to knowledge, belief, or otherwise.  We have also assumed that the Contribution, the Split-off, and the other transactions contemplated by the Agreements will be consummated in accordance with their terms and in the manner described in the Split-off SEC Filings and the Agreements, and that none of the material terms or conditions contained therein will be waived or modified in any respect.  This Opinion is expressly conditioned upon, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, and warranties set forth in the documents referred to above, including those contained in the Officer’s Certificates and the Malone Representation Letter.  Any change or inaccuracy in or to such facts, information, covenants, representations, or warranties (including on account of events occurring after the consummation of the Split-off) could affect one or more of the conclusions stated herein.

This Opinion is based on the Code, the Treasury Regulations, judicial decisions, published rulings and procedures of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date hereof.  It should be noted that the authorities upon which this Opinion is based are subject to change at any time, possibly with retroactive effect.  Any change in such authorities could affect one or more of the conclusions expressed herein.  Moreover, there can be no assurance that this Opinion will be accepted by the Service or, if challenged, by a court.

Based upon and subject to the foregoing, it is our opinion that, under current U.S. federal income tax law:

1.                                      The Contribution, followed by the Split-off, will qualify as a reorganization under section 368(a)(1)(D).  Liberty and SplitCo will each be a “party to the reorganization” within the meaning of section 368(b).

2.                                      Liberty will not recognize any gain or loss on the Contribution.  Sections 361(a) and (b)(1)(A) and 357(a).

3.                                      SplitCo will not recognize any gain or loss on the Contribution.  Section 1032(a).

4.                                      SplitCo’s basis in each asset received from Liberty in the Contribution will be equal to Liberty’s basis in such asset immediately before the Contribution.  Section 362(b).

5.                                      SplitCo’s holding period in each asset received from Liberty in the Contribution will include Liberty’s holding period in such asset.  Section 1223(2).

6.                                      Liberty will not recognize any gain or loss on the Split-off.  Section 361(c).

7.                                      Except with respect to cash received in lieu of fractional shares of SplitCo Common Stock or Liberty Ventures Common Stock, holders of Liberty Ventures Common Stock will not recognize any gain or loss, and will not otherwise be required to include any amount in income, upon the exchange of Liberty Ventures Common Stock for SplitCo Common Stock in the Split-off.  Section 355(a)(1).

8.                                      The aggregate basis of the SplitCo Common Stock received by each holder of Liberty Ventures Common Stock in the Split-off will be the same as the shareholder’s aggregate basis in the Liberty Ventures

Common Stock surrendered in exchange for such SplitCo Common Stock.  Section 358(a)(1).

9.                                      The holding period of the SplitCo Common Stock received by each holder of Liberty Ventures Common Stock in the Split-off will include the holding period of the Liberty Ventures Common Stock surrendered in exchange for such SplitCo Common Stock, provided that the shareholder holds such Liberty Ventures Common Stock as a capital asset on the date of the Split-off.  Section 1223(1).

*                                                                                                                                         *                                                                                                                                         *

Except as set forth above, we express no opinion or other views regarding the tax consequences of the Contribution, the Split-off, or any related transactions.  This Opinion relates solely to certain U.S. federal income tax consequences of the Contribution and the Split-off, and no opinion is expressed as to the tax consequences of the Contribution and the Split-off under any state, local, or foreign tax laws or under any federal tax laws other than those pertaining to income taxation.  This Opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this Opinion to reflect any legal developments or factual matters or changes arising after the date hereof.

We are furnishing this Opinion to you solely in connection with the Contribution, the Split-off, and the Registration Statement.  We hereby consent to the use of our name under the caption “U.S. Federal Income Tax Consequences of the Split-off” in the Registration Statement and to the filing of this Opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Schedule A

1.                                      Reorganization Agreement, dated as of October 26, 2016, by and between Liberty Interactive Corporation and Liberty Expedia Holdings, Inc.

2.                                      Tax Sharing Agreement, dated as of November 4, 2016, by and between Liberty Interactive Corporation and Liberty Expedia Holdings, Inc.

3.                                      Services Agreement, dated as of November 4, 2016, by and between Liberty Media Corporation and Liberty Expedia Holdings, Inc.

4.                                      Facilities Sharing Agreement, dated as of November 4, 2016, by and among Liberty Expedia Holdings, Inc., Liberty Media Corporation, and Liberty Property Holdings, Inc.

5.                                      Aircraft Time Sharing Agreement, dated as of November 4, 2016, by and between Liberty Media Corporation and Liberty Expedia Holdings, Inc.

6.                                      Aircraft Time Sharing Agreement, dated as of November 4, 2016, by and between Liberty Media Corporation and Liberty Expedia Holdings, Inc.

7.                                      Aircraft Time Sharing Agreement, dated as of November 4, 2016, by and among Liberty Citation, Inc., Liberty Denver Arena, LLC, and Liberty Expedia Holdings, Inc.

8.                                      Amended and Restated Transaction Agreement, dated as of September 22, 2016, by and among Liberty Interactive Corporation, Liberty Expedia Holdings, Inc., Barry Diller, John C. Malone, and Leslie Malone, and the schedules and exhibits attached thereto.

9.                                      Amended and Restated Reimbursement Agreement, dated as of September 22, 2016, by and among Liberty Interactive Corporation, Liberty Expedia Holdings, Inc., and Expedia, Inc., and the exhibits attached thereto.

10.                               Amended and Restated Governance Agreement, dated as of December 20, 2011, by and among Expedia, Inc., Liberty Interactive Corporation, and Barry Diller.

1

11.                               Amended and Restated Stockholders Agreement, dated as of December 20, 2011, by and between Liberty Interactive Corporation and Barry Diller.

2